Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

December 5, 2011

Mr. Dilip Singh

c/o MRV Communications, Inc.

20415 Nordhoff Street

Chatsworth, California 91311

Dear Dilip:

This letter agreement (the “Agreement”) confirms our understanding and agreement with respect to your termination of employment with MRV Communications, Inc. (the “Company”) as follows:

1.   Termination Of Employment.  Effective as of December 5, 2011 (the “Termination Date”), your employment with the Company and its affiliates shall be terminated. You hereby resign, effective as of the Termination Date, from all positions that you hold with the Company and any of its affiliates.

2.   Separation Payments and Benefits.  In consideration for your entering into this Agreement, you will be entitled to the following:

a.   Accrued Obligations.  Irrespective of whether you revoke the DS Release during the Revocation Period (each as defined below):

(i)         The Company will reimburse you, within 30 days following your submission to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by you in accordance with Company policy prior to the Termination Date; provided that claims for such reimbursement (accompanied by supporting documentation) are submitted to the Company within 90 days following the Termination Date; and

(ii)        You will be entitled to such vested benefits, if any, as to which you may be entitled under the employee benefit plans of the Company and its affiliates.

b.   Additional Compensation.  Subject to you executing and not revoking the DS Release during the Revocation Period, the Company will pay you a severance payment  in the aggregate amount of $460,000 (the “Severance Payment”)

(which shall be inclusive of any accrued vacation and accrued but unpaid salary), which will be payable to you as follows: (A) $60,000 in a lump sum no later than December 31, 2011, and (B) $400,000 paid on the date determined by the Company between January 1, 2012 and January 31, 2012.

c.   Treatment of Equity. With respect to the 1,750,000 options to acquire shares of the Company’s common stock owned by you, you agree that, notwithstanding anything to the contrary in the award agreements for those options, any stock or equity incentive plan pursuant to which such options were granted or otherwise, that you shall not be entitled to be paid and shall not be paid any adjustment as a result of any future dividends or other similar events which affect the shares of the Company’s common stock.

d.   Health and Welfare Benefits. Subject to your making the proper elections, you and your dependents will be entitled to COBRA continuation coverage for the period in which you and your dependents remain eligible under applicable law. You will be solely responsible for all payments necessary to effect such coverage.

3.   Full Satisfaction.  You hereby acknowledge and agree that, except for the amounts and benefits described in Section 2 above or as otherwise provided in this Agreement, you will not be entitled to any other compensation or benefits from the Company or its affiliates in connection with your employment, or termination of employment, with the Company, including, without limitation, any other salary, incentive, severance, termination or other compensation payments or benefits; provided that it is agreed that nothing in this Agreement shall constitute a waiver of your rights with respect to indemnification under any bylaw, charter, policy or agreements with the Company relating to acts as an officer or director of the Company.

4.   Employment Agreement.  The Company and you acknowledge that the employment agreement between you and the Company dated as of June 8, 2010 expired on June 30, 2011 in accordance with its terms and is of no further force and effect and neither the Company nor you shall have any further rights or obligations thereunder.

5.   Covenants.

a.   Confidentiality.  You agree that, while you are employed by the Company and thereafter, you will not directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the good faith performance of your assigned duties and responsibilities and for the benefit of the Company, either during the period of your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or its businesses, which you will have obtained during your employment with the Company (“Confidential Information”).  Notwithstanding the foregoing, “Confidential Information” will not apply to information that : (1) was known to the public prior to its disclosure to you; (2)

becomes generally known to the public subsequent to disclosure to you through no wrongful act of you or any of your representatives; or (3) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). You also agree to turn over all copies of Confidential Information in your control to the Company upon request or upon termination of your employment with the Company.

b.   Non-Disparagement.  You and the Company agree, respectively, while you are employed by the Company and thereafter as follows: you will not, and the Company shall cause the members of the Board of Directors and the Company’s executive officers not to, Disparage the other (including in the case of the Company, its past and present officers, director, employees, stockholders, products or services) nor shall you, and the Company shall cause the members of the Board of Directors and the Company’s executive officers not to, encourage or induce others to do so.  “Disparage” includes, without limitation, making comments or statements to the press, your (or your subsequent employer’s) or the Company’s employees or to any individual or entity with whom you or the Company have a business relationship (including, without limitation, any vendor, supplier, customer or distributor of yours or your subsequent employer or of the Company) that could adversely affect in any manner: (1) the conduct of the business of you or the Company (including, without limitation, any products or business plans or prospects); or (2) the business reputation of you or the Company (or your subsequent employer’s or the Company’s products or services), or the business or personal reputation of you or the Company (or in the case of the Company, its past or present officers, directors, employees or stockholders).  Nothing herein shall prohibit either you or the Company or any of its Board members, executive officers or other employees (i) from responding truthfully to any governmental investigation, legal process or inquiry related thereto, (ii) from making traditional competitive statements in the case of promoting a competitive business, so long as any statements described in this clause (ii) do not intentionally Disparage you or the Company (or in the case of the Company, any of its past and present officers, directors, employees, stockholders, products or services) and are not based on Confidential Information obtained during the course of your employment with the Company, (iii) from making statements in the course of the good faith performance of your assigned duties and responsibilities and for the benefit of the Company or in order to in good faith enforce your rights under this Agreement and (iv) from rebutting untrue or misleading statements in good faith.  This paragraph is made and entered into solely for the benefit of you and the Company and its successors and permitted assigns, and no other person or entity shall have any cause of action hereunder.

c.   Disclosure.  The Company will provide you with a draft of its SEC 8-K filing relating to your resignation of employment and related press release and agrees to consider in good faith your reasonable comments (and those of your counsel).

6.   Indemnification; Liability Insurance.  The Company hereby agrees to indemnify you and hold you harmless to the fullest extent permitted by the by-laws of the Company in effect on the date hereof against and in any respect to any actual or threatened actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the good faith performance of your assigned duties and responsibilities with the Company.  In addition, the Company will continue to cover you under directors and officers liability insurance after the Termination Date both during, and while potential liability exists, in the same amount and to the same extent as the Company covers its former officers and directors.

7.   DS General Release.

a.   For and in consideration of the covenants of the Company hereunder, the Severance Payment, and for the Company Release (as defined below), you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release (the “DS Release”) the Company and its affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement or your rights as a stockholder of the Company, if applicable (such released claims are collectively referred to herein as the “DS Released Claims”).

b.   Notwithstanding the generality of clause (a) above, the DS Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

c.   You expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and in so doing understand and acknowledge the significance of such specific waiver of Section 1542 that reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor” and that he or she expressly waives, relinquishes and forfeits all rights and benefits accorded by the provisions of California Civil Code Section 1542, and furthermore waives any rights that he or she might have to invoke said provisions now or in the future with respect to the Released Matters.”

d.   THUS, NOTWITHSTANDING THE PROVISIONS OF SECTION 1542, AND THE PURPOSE OF IMPLEMENTING A FULL AND COMPLETE RELEASE AND DISCHARGE OF THE CLAIMS RELEASED BY THIS RELEASE, YOU EXPRESSLY ACKNOWLEDGE THAT THIS DS RELEASE IS INTENDED TO INCLUDE IN ITS EFFECT, WITHOUT LIMITATION, ALL CLAIMS WHICH YOU DO NOT KNOW OR SUSPECT TO EXIST IN YOUR FAVOR AT THE TIME OF EXECUTION HEREOF ARISING OUT OF OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THE ACTIONS REFERRED TO HEREIN ABOVE AND THAT THIS DS RELEASE CONTEMPLATES THE EXTINGUISHMENT OF ANY SUCH CLAIMS.

e.   You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement.  You acknowledge that you are executing this Agreement voluntarily and knowingly and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement.  You acknowledge that you have been given at least twenty-one days to consider whether you want to sign this Agreement and that the Age Discrimination in Employment Act gives you the right to revoke this Agreement within seven (7) days after it is signed, and you understand that you will not receive any payments due you under this Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if you have not revoked this Agreement.  To the extent you have executed this Agreement within less than twenty-one (21) days after its delivery to you, you hereby acknowledge that your decision to execute this Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.

8.   Company General Release.

a.   For and in consideration of your covenants hereunder and the DS General Release, the Company hereby agrees on behalf of itself, its affiliates and their respective agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release (the “Company Release”) you, your family, your estate and their respective agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “DS Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Company or its affiliates or their administrators, successors and assigns ever had, now have or may have against the DS Releasees or any of them, in law, admiralty or equity for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by the Company in connection with or in relationship to your employment or other service relationship with the Company or its affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates, which are actually known to exist, as of the date hereof, by any members of the Board of Directors of the Company and discussed at a duly convened meeting of the Board of Directors or the Company’s general counsel (the “Known Claims”, such released Known Claims are collectively referred to herein as the “Company Released Claims”).  The Company represents that, as of the date hereof, after inquiry of the Company’s Board of Directors and its general counsel, it is not aware of any or facts or circumstances that could reasonably be expected to give rise to Company Released Claims or other claims against you.  Notwithstanding the forgoing, the Company shall not be deemed to release (and Company Released Claims shall be deemed to not include) claims relating to any actions by you which constitute fraud or criminal activity.

b.   Notwithstanding the generality of clause (a) above, the Company Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

c.   The Company represents that it has read carefully and fully understand the terms of this Agreement, and that the Company has been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement.  The Company acknowledges that it is executing this Agreement voluntarily and knowingly and that it has not relied on any representations, promises or agreements of any kind made to the Company in connection with its decision to accept the terms of this Agreement, other than those set forth in this Agreement.

9.   Transition Assistance.  For period from your Termination Date through January 31, 2012, you agree to provide the Company with services as reasonably requested by the Company to assist with the Company’s transition to a new, permanent Chief Executive Officer (the “Transition Services”), provided that such Transition Services shall not reasonably interfere with your other business or professional commitments and responsibilities, including any full-time employment that you obtain. The Company agrees to reimburse you for any out-of-pocket expenses incurred by you in the provision of the Transition Services.

10. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notice shall be delivered:

If to the Company, to:

MRV Communications, Inc.
20415 Nordhoff Street
Chatsworth, California 91311
Attention: General Counsel

If to you, to:

Paul Curnin, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017

11. Governing Law.  This Agreement will be governed, construed and interpreted under the laws of the State of Connecticut.

12. Withholding.  The Company may withhold from any and all amounts payable to you under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

13. Section 409A.  It is the parties’ intention that the payments and benefits to which you could become entitled in connection with this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance promulgated thereunder (“Section 409A”) and, accordingly, this Agreement will be interpreted to be consistent with such intent.  To the extent any taxable reimbursement or in-kind benefits under this Agreement is subject to Section 409A, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.  Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A.  To the extent that any benefit or payment would be subject to the additional tax of Section 409A if paid or provided during the six months beginning on the date of your termination of employment it will be accumulated and paid or provided on the first business day of the seventh month following that date (or earlier, if permitted by Section 409A).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A.

14. Entire Agreement/Counterparts.  This constitutes the entire agreement between the parties.  It may not be modified or changed except by written instrument executed by all parties.  This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

If this letter correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

Very truly yours,

MRV COMMUNICATIONS, INC.

	By:	/s/ Jennifer Hankes Painter
	Name:	Jennifer Hankes Painter
	Title:	VP, General Counsel
Reviewed, approved and agreed:

/s/ Dilip Singh

Dilip Singh